Exhibit 99.4
FC-GEN Acquisition Holding, LLC and Subsidiaries
Condensed Consolidated Financial Statements

FC-GEN Acquisition Holding, LLC and Subsidiaries

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31, 2011	December 31, 2010
	Unaudited

Assets:
Current assets:
Cash and equivalents	$84,463	$122,816
Current portion of restricted cash and investments in marketable securities	46,371	43,994
Accounts receivable, net of allowances for doubtful accounts of $24,020 in 2011 and $47,238 in 2010	336,354	314,086
Prepaid expenses and other current assets	73,949	81,333
Current portion of deferred income taxes	43,028	43,028

Total current assets	584,165	605,257

Property and equipment, net of accumulated depreciation of $301,730 in 2011 and $279,722 in 2010	1,813,371	1,817,665
Restricted cash and investments in marketable securities	55,820	54,362
Other long-term assets	56,292	58,650
Identifiable intangible assets, net of accumulated amortization of $23,220 in 2011 and $21,752 in 2010	55,437	56,904
Goodwill	126,914	126,914

Total assets	$2,691,999	$2,719,752

Liabilities and Equity:
Current liabilities:
Current installments of long-term debt	$4,807	$4,671
Accounts payable	80,491	72,211
Other accrued expenses	207,074	240,492

Total current liabilities	292,372	317,374

Long-term debt	1,937,825	1,938,094
Deferred income taxes	252,938	248,214
Self-insurance liability reserves	101,359	102,588
Other long-term liabilities	96,708	95,299
Commitments and contingencies
FC-GEN Acquisition Holding, LLC members’ equity:
Capital stock, no par value, 1,500 shares authorized, 1,500 shares issued and outstanding	—	—
Additional paid-in capital	192,470	207,952
Accumulated deficit	(188,398)	(199,046)
Accumulated other comprehensive income	2,080	2,384

Total FC-GEN Acquisition Holding, LLC members’ equity	6,152	11,290

Noncontrolling interests	4,645	6,893

Total equity	10,797	18,183

Total liabilities and equity	$2,691,999	$2,719,752

See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
UNAUDITED

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Net revenues	$670,570	$609,032
Salaries, wages and benefits	401,958	378,987
Other operating expenses	136,642	126,419
General and administrative costs	33,283	27,731
Provision for losses on accounts receivable and notes receivable	6,566	4,997
Lease expense	5,870	6,159
Depreciation and amortization expense	22,355	21,403
Accretion expense	72	73
Interest expense	38,774	36,125
Loss on early extinguishment of debt	—	23
Investment income	(1,045)	(907)
Other loss	—	72
Transaction costs	8,519	321
Equity in net (income) loss of unconsolidated affiliates	(100)	155

Income before income tax expense	17,676	7,474
Income tax expense	6,884	2,952

Net income	10,792	4,522
Less net income attributable to noncontrolling interests	(144)	(187)

Net income attributable to FC-GEN Acquisition Holding, LLC	$10,648	$4,335

See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
UNAUDITED

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(527)	$9,810

Cash flows from investing activities:
Capital expenditures	(14,206)	(11,938)
Purchases of restricted cash and marketable securities	(3,513)	(1,403)
Net change in restricted cash and equivalents	(826)	1,109
Purchases of inpatient assets	(8,253)	—
Proceeds from sale of inpatient assets	—	1,299
Investment in joint venture	(1,000)	—
Other, net	277	647

Net cash used in investing activities	(27,521)	(10,286)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,107	—
Repayment of long-term debt	(1,235)	(1,004)
Distributions by noncontrolling interests	(1,177)	(1,187)
Distributions to parent	(9,000)	(9,000)

Net cash used in financing activities	(10,305)	(11,191)

Net decrease in cash and equivalents	(38,353)	(11,667)
Cash and equivalents:
Beginning of period	122,816	109,573

End of period	$84,463	$97,906

Supplemental disclosure of cash flow information:
Interest paid	$34,310	$46,135
Taxes paid	4,693	5,360

See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(1) General Information
     Description of Business
     FC-GEN Acquisition Holding, LLC, (the Company) provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. The Company has 234 owned, leased, managed and jointly owned eldercare centers as of March 31, 2011. Revenues of the Company’s owned, leased and otherwise consolidated centers constitute approximately 84% of its revenues.
     The Company provides a range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by the Company, as well as by contract to healthcare facilities operated by others. After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 13% of the Company’s revenues.
     The Company provides an array of other specialty medical services, including respiratory health services, management services, physician services, hospitality services, staffing services and other healthcare related services.
     Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles which require the use of management’s estimates. In the opinion of management, the condensed consolidated financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations and all adjustments are of a normal recurring nature. The information in these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2010.
     In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through June 15, 2011, the date the unaudited condensed consolidated financial statements were issued.
     Certain prior year amounts have been reclassified to conform with current period presentation, the effect of which was not material.
     Transactions with a Real Estate Investment Trust (REIT) — Subsequent Event
     The Company’s parent (the Parent) has entered into a definitive purchase agreement with a REIT pursuant to which the Parent sold 100% of the equity interests of the Company to the REIT for a purchase price of $2.4 billion (the Sale Transaction). Of the skilled nursing and assisted living centers the Company currently operates, it indirectly owns (1) 137 senior housing and care facilities (134 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities which are to be included with assets acquired under the Sale Transaction and which represents substantially all of the Company’s net property and equipment. Prior to closing, the Company (a) contributed the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to a newly formed subsidiary of the Company (OpCo), and then (b) distributed all of the equity interests of OpCo to the members of the Parent in a taxable spin-off. The Sale Transaction closed on April 1, 2011. Proceeds from the Sale Transaction were used to repay the $1.3 billion senior secured term loan, $375.0 million mezzanine term loan and $42.2 million of transaction costs.
     Contemporaneously with the closing of the Sale Transaction on April 1, 2011, an indirect subsidiary of OpCo (Tenant) entered into a master lease (the REIT Master Lease) with a subsidiary of the REIT. Tenant operates the 137 owned or ground leased facilities under the REIT Master Lease and an affiliate of Tenant entered into a pass through master sub-sublease under which such affiliate will operate the seven leased facilities. The REIT Master Lease is supported by a guaranty from OpCo. Initial annual cash base rent of the Master Lease is $198.0 million with an annual

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
rent escalator equal to the lesser of a consumer price index factor or 3.5% for years two through six of the lease term and not more than 3.0% thereafter. The initial lease term is for 15 years with a renewal option that can extend the lease term through December 31, 2040.
     On April 1, 2011, the OpCo declared and made $37.8 million of cash distributions to the Parent.
     The senior secured term loan of $1.3 billion, mezzanine term loan of $375.0 million and related interest of $9.6 million and termination fees, which are mandatory interest payments that have been accrued over the term of the mezzanine term loan, of $20.8 million accrued on the March 31, 2011 consolidated balance sheet, were repaid on April 1, 2011 and the agreements were terminated. On April 1, 2011, the OpCo wrote off unamortized deferred financing fees of $5.7 million related to the senior secured credit facility and mezzanine term loan agreements. In connection with the repayment, the OpCo received $10.7 million of proceeds from escrow balances that were required to be held under the terms of the senior secured term loan and mezzanine term loan agreements. These escrow balances were included on the consolidated balance sheet as of March 31, 2011 and December 31, 2010.
     On April 1, 2011, OpCo entered into a $200.0 million revolving credit facility to provide OpCo a source of financing to fund general working capital requirements. The revolving credit facility expires on April 1, 2016. OpCo incurred costs of $3.0 million in connection with the financing.
     The accounting for the impact of the above transactions on the historical basis of these financial statements is not reflected in the March 31, 2011 unaudited condensed consolidated financial statements. The Company is currently evaluating the impact the above transactions may have on its consolidated financial statements.
     Principles of Consolidation and Variable Interest Entities
     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, its consolidated variable interest entities (VIEs) and certain other partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation for all periods presented.
     The Company’s investments in VIEs in which it is the primary beneficiary are consolidated, while the investment in other VIEs in which it is not the primary beneficiary are accounted for under other accounting principles. Investments in and the operating results of 20% to 50% owned companies, which are not VIEs, are included in the unaudited condensed consolidated financial statements using the equity method of accounting.
     Consolidated VIEs and Other Consolidated Partnerships
     At March 31, 2011 and December 31, 2010, the Company consolidated three and four VIEs, respectively. The total assets of the VIEs principally consist of property and equipment that serves as collateral for the VIEs’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of the VIEs, including senior lenders, have no recourse against the general credit of the Company. The consolidated VIEs at March 31, 2011 own and operate skilled nursing and assisted living facilities. The Company’s ownership interests in the consolidated VIEs range from 0% to 50% and the Company manages the day-to-day operations of the consolidated VIEs under management agreements. The Company’s involvement with the VIEs began in years prior to 2000.
     The Company consolidates one partnership as it is the general partner in the entity and may exercise considerable control over the business without substantive kick out rights afforded to the limited partners. The partnership is a jointly owned and managed skilled nursing facility. The assets of this consolidated partnership consist of property and equipment that serves as collateral for the partnership’s non-recourse debt and are not available to satisfy any of the Company’s other obligations. Creditors of this consolidated partnership, including senior lenders, have no recourse against the general credit of the Company.
     At March 31, 2011, total assets and non-recourse debt of the consolidated VIEs and other consolidated partnerships were $41.3 million and $32.0 million, respectively. At December 31, 2010, total assets and non-recourse debt of these consolidated partnerships were $41.2 million and $32.2 million, respectively.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     VIEs Not Consolidated
     Separate from the VIEs previously described, at March 31, 2011 and December 31, 2010, the Company is not the primary beneficiary of 12 and 16 additional VIEs, respectively, and, therefore, those VIEs are not consolidated into its financial statements. The unconsolidated VIEs own and operate skilled nursing and assisted living facilities. The Company manages the day-to-day operations of these unconsolidated VIEs under management agreements. The Company’s involvement with 14 of the unconsolidated VIEs began in 2008 followed by another two unconsolidated VIEs in 2009. The Company ended involvement with four of the unconsolidated VIEs in the three months ended March 31, 2011. Through a quarterly reassessment during 2010 and 2011, the Company concluded these entities continued to be VIEs, it reaffirmed its conclusion that it is not the primary beneficiary of these entities, and that its involvement in management activities of these VIEs were not significant to its accompanying condensed consolidated financial statements.
(2) Significant Transactions and Events
     Transaction Costs
     The Company expensed $8.5 million of costs incurred related to the Sale Transaction in the three months ended March 31, 2011. The Company expensed these costs in the period incurred. This balance includes legal, accounting, tax and other consulting costs as well as certain internal costs.
     The Company expensed $4.5 million of transaction costs in the year ended December 31, 2010, $0.3 million of which was expensed in the three month ended March 31, 2010.
     Joint Venture Transactions
     During the three months ended March 31, 2011, the Company paid $7.8 million to acquire the remaining outside ownership interest in three West Virginia joint ventures previously consolidated by the Company. Given that the Company has maintained control of these entities, the transaction will be accounted for as an equity transaction with a decrease in noncontrolling interests of $1.2 million and a decrease in additional paid-in capital of $6.7 million.
     On January 1, 2011, the Company acquired the remaining 50% ownership interest in a joint venture partnership which operates an assisted living facility in Delaware through assumption of the noncontrolling interest’s portion of the facility’s debt and working capital obligations. The Company had previously owned 50% of the joint venture that was accounted for at December 31, 2010 as a consolidated VIE.
     Given all entities were previously consolidated by the Company, the above acquisitions did not have a material impact on the Company’s results of operations, financial position or cash flows from operations.
     Asset Purchases
     On November 30, 2010, the Company entered into agreements to lease six skilled nursing facilities and purchase a renal dialysis business, each located in Maryland. The landlord of the properties is a related party affiliate of the Parent. Initial rent will be $7.5 million per year with 2.5% annual escalation. In addition to an annual lease payment, the Company paid $10.3 million in the transaction to acquire the operations of the leased facilities and the dialysis business. The lease is accounted for as a capital lease. The transaction preliminarily added $69.9 million of property and equipment, $7.8 million of long-lived assets and $67.5 million of capital lease obligation. Annual net revenues for these facilities are approximately $79.0 million. The results of operations of this acquisition were included since the acquisition date.
     In May 2010, the Company completed the acquisition of the real estate of a previously leased 190 bed skilled nursing facility for $8.3 million. The real estate acquisition did not have a material impact on the Company’s results of operations, financial position or cash flows from operations.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     Related Party Transactions
     The Parent is wholly owned by private equity funds managed by affiliates of Formation Capital, LLC and JER Partners (collectively the Sponsors).
     During the three months ended March 31, 2011 and 2010, the Company made $9.0 million of cash distributions to the Parent.
     During the three months ended March 31, 2011, the Company made an investment of $1.0 million to maintain its one-third interest in an unconsolidated joint venture affiliated with one of the Company’s Sponsors.
     The Company is billed by an affiliate of one of the Company’s Sponsors a monthly fee for the provision of administrative services. The fee is based upon the number of licensed owned, leased and managed beds operated by the Company. Based upon the Company’s current bed count, the fee approximates $3.0 million per annum.
     Consolidation of a VIE
     In May 2010, the Company entered into a series of agreements with an unaffiliated third party that resulted in the Company determining that it was the primary beneficiary and therefore consolidated the VIE as of June 1, 2010. Prior to these agreements, the Company managed the operations of the skilled nursing and assisted living facility, the VIE, as well as three other skilled nursing facilities having the same parent organization. Through the agreements, the Company extended to the VIE a line of credit for construction and working capital needs up to $9.0 million ($3.4 million was drawn as of March 31, 2011). In addition, the Company received an extension of its contract to manage the VIE for 15 years, and was granted a fixed price purchase option to acquire substantially all the assets of the VIE, exercisable at any time at a base price of $16.9 million. The purchase option expires March 31, 2020. The effect of consolidating the VIE was an increase to total assets of $7.0 million and an increase to debt of $8.3 million.
(3) Certain Significant Risks and Uncertainties
     Revenue Sources
     The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy and other services. The Company’s inpatient services derive approximately 79% of its revenue from the Medicare and various state Medicaid programs.
     The sources and amounts of the Company’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by the Company’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect the Company’s profitability.
     It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or other governmental initiatives on the Company’s business and the business of the customers served by the Company’s rehabilitation therapy business. The potential impact of healthcare reform, which would initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors, is uncertain at this time. Accordingly, there can be no assurance that the impact of any future healthcare legislation or regulation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels similar to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company’s financial condition and results of operations will be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in material compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving material allegations of potential wrongdoing. While no such regulatory inquiries have been made, noncompliance with such laws and regulations could subject the Company to regulatory actions including fines, penalties, and exclusion from the Medicare and Medicaid programs.
     Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and provisions for contractual adjustments; the valuation of derivatives, deferred tax assets, fixed assets, goodwill, intangible assets, investments and notes receivable; and reserves for employee benefit obligations, income tax uncertainties, asset retirement obligations and other contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
(4) Property and Equipment
     Property and equipment at March 31, 2011 and December 31, 2010 consist of the following (in thousands):

	March 31, 2011	December 31, 2010

Land and improvements	$258,942	$258,188
Buildings and improvements	1,635,984	1,630,053
Equipment, furniture and fixtures	205,027	197,296
Construction in progress	15,148	11,850

Gross property and equipment	2,115,101	2,097,387
Less: accumulated depreciation	(301,730)	(279,722)

Net property and equipment	$1,813,371	$1,817,665

     On April 1, 2011, substantially all of the Company’s net property and equipment was sold in the Sale Transaction.
     Assets held under capital leases, which are principally carried in building and improvements above, were $329.3 million and $329.4 million at March 31, 2011 and December 31, 2010, respectively. Accumulated depreciation on assets held under capital leases was $35.4 million and $32.1 million at March 31, 2011 and December 31, 2010, respectively.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(5) Long-Term Debt
     Long-term debt at March 31, 2011 and December 31, 2010 consists of the following (in thousands):

	March 31, 2011	December 31, 2010

Senior secured term loan	$1,295,563	$1,295,563
Mezzanine term loan	375,000	375,000
Capital lease obligations	226,524	227,382
Mortgages and other secured debt (non recourse)	45,183	44,454
Unamortized debt premium on mortgages and other secured debt (non recourse)	362	366

	1,942,632	1,942,765
Less:
Current installments of long-term debt	(4,807)	(4,671)

Long-term debt	$1,937,825	$1,938,094

     The senior secured term loan and mezzanine term loan were repaid on April 1, 2011 with proceeds from the Sale Transaction and OpCo entered into a new revolving credit facility.
     Senior Secured Credit Facility
     The senior secured credit facility consists of the following subfacilities, as amended: (i) a $1.3 billion senior secured term loan, and (ii) a $75 million revolving credit facility. The Company pays interest monthly on the outstanding loans under the senior secured credit facility.
     Borrowings bear interest at a rate equal to, at the Company’s option, either a base rate or at the one-month London Interbank Offered Rate (LIBOR) plus an applicable margin. The base rate is determined by reference to the highest of (i) a lender-defined prime rate, (ii) the federal funds rate plus 3.0%, and (iii) the sum of LIBOR, not to be less than 2.5%, plus an applicable margin. The applicable margin with respect to LIBOR borrowings was 4.75% at March 31, 2011. This applicable margin increases every anniversary beginning September 25, 2010 through year five with the rate equal to LIBOR plus 5.75%. LIBOR borrowings have an applicable floor of 1.5% beginning September 25, 2010 through September 25, 2012, and 2.5% thereafter. The interest rate on LIBOR borrowings under the senior secured credit facility was 6.25% at March 31, 2011.
     Principal amounts outstanding under each of the two subfacilities are due and payable in full at maturity, September 25, 2014.
     The senior secured term loan, as amended, can be voluntarily prepaid at any time. The senior secured term loan is subject to partial mandatory prepayment under certain circumstances, including the Company’s receipt of insurance proceeds received following damage to properties or the receipt of certain proceeds upon the sale of real property. In these circumstances, the proceeds received must be used to prepay the senior secured term loan.
     The senior secured credit agreement requires funds to be placed in escrow for property tax and property insurance obligations. In addition, the senior secured credit agreement requires that cash be placed in escrow on a monthly basis (approximately $7.5 million annually) to fund routine maintenance and the replacement of property and equipment. The lender releases funds from this escrow when the Company presents evidence that operating funds have been expended for such routine maintenance and replacement activities. At March 31, 2011 and December 31, 2010, $1.3 million was held in escrow for routine maintenance, which is included in prepaid expenses and other current assets.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     All obligations under the senior secured credit facility are secured by a security interest in substantially all of the assets of the Company.
     The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness; provide guarantees; create liens on assets; engage in mergers, acquisitions or consolidations; sell assets; make distributions; make investments, loans or advances; repay indebtedness, except as scheduled or at maturity; engage in certain transactions with affiliates; amend material agreements governing the Company’s outstanding indebtedness; and fundamentally change the Company’s business. The senior secured credit facility agreement requires the Company to meet defined financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated fixed charge coverage ratio, a minimum consolidated project yield and certain customary affirmative covenants, such as financial and other reporting, and certain events of default. At March 31, 2011, the Company was in compliance with all covenants.
     Senior secured term loan. The senior secured term loan has been prepaid $1.9 million from proceeds on the sale of real property and was paid down $40.0 million in connection with a 2009 amendment. The balance at March 31, 2011 was $1,295.6 million.
     Revolving credit facility. The $75 million revolving credit facility, as amended, was established to provide the Company a source of financing to fund general working capital requirements. Borrowings under the revolving credit facility may be in the form of revolving loans or swing line loans. Aggregate outstanding swing line loans have a sub-limit of $10 million. The revolving credit facility also provides a sub-limit of $35 million for letters of credit. Borrowing levels under the revolving credit facility are limited to a borrowing base that is computed based upon the level of Company eligible accounts receivable, as defined. In addition to paying interest on the outstanding principal borrowed under the revolving credit facility, the Company is required to pay a commitment fee to the lenders for any unutilized commitments. The commitment fee rate is 0.5% per annum when the unused commitment is greater than $37.5 million and 0.75% per annum when the unused commitment is less than $37.5 million. As of March 31, 2011, the Company had no outstanding borrowings under the revolving credit facility and had $29.3 million of undrawn letters of credit and other encumbrances, leaving the Company with approximately $45.7 million of borrowing capacity under the revolving credit facility. The revolving credit facility is pre-payable prior to September 25, 2013 but will be subject to a prepayment penalty. A prepayment penalty of 1% of the commitment would apply prior to that date. Any prepayment that occurs after September 25, 2013 is not subject to a prepayment penalty. The revolving credit facility expires on September 25, 2014.
     Mezzanine Term Loan
     The mezzanine term loan of $375 million was outstanding at March 31, 2011. Borrowings bear interest at a rate equal to LIBOR plus 7.5%. The Company borrowings under the mezzanine term loan bore interest at approximately 7.74% at March 31, 2011. The principal amount is due and payable in full at maturity, September 25, 2014.
     The mezzanine term loan agreement contains both voluntary and mandatory prepayment restrictions subject to prepayment penalties set forth in the agreement. Mandatory termination fees equal to 1% of the $375 million borrowing plus a monthly rate that increases annually from 0.088% in the initial year of the loan to 0.116% in the final year of the loan. As of March 31, 2011, the Company has accrued net termination fees of $20.9 million. The Company must maintain a debt service reserve held by the lender without interest equal to $4.1 million. The balance is included in prepaid expenses and other current assets.
     All obligations under the mezzanine term loan are secured by a security interest in substantially all of the assets of the Company, subject to subordination to the senior secured credit facility.
     The mezzanine term loan contains covenants similar to, and no more restrictive than, those required under the senior secured credit agreement. At March 31, 2011, the Company was in compliance with all covenants.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     Other Debt
     Capital lease obligations. The capital lease obligations represent the present value of minimum lease payments under such capital lease arrangements and bear imputed interest at rates ranging from 7.1% to 19.4% at March 31, 2011, and mature at dates ranging primarily from 2012 to 2031.
     Mortgages and other secured debt (non-recourse). Loans are carried by certain of the Company’s consolidated joint ventures. The loans consist principally of revenue bonds and secured bank loans. Loans are secured by the underlying real and personal property of individual facilities and have fixed or variable rates of interest ranging from 2.5% to 20.2% at March 31, 2011 with maturity dates ranging from 2014 to 2036. Loans are labeled “non-recourse” because neither the Company nor a wholly owned subsidiary is obligated to perform under the respective loan agreements.
(6) Lease Commitments
     The Company leases certain facilities under capital and operating leases. Future minimum payments for the next five years and thereafter under such leases at March 31, 2011 are as follows (in thousands):

March 31,	Capital Leases	Operating Leases

2012	$25,678	$20,110
2013	25,448	18,397
2014	25,242	14,714
2015	88,513	14,019
2016	18,757	10,606
Thereafter	286,690	12,590

Total future minimum lease payments	470,328	$90,436

Less amount representing interest	(243,804)

Present value of net minimum lease payments	226,524
Less current portion	(3,714)

Long-term capital lease obligation	$222,810

     On April 1, 2011, OpCo entered into the REIT Master Lease with initial annual cash base rent of $198.0 million.
     The Company holds fixed price purchase options to acquire the land and buildings of 18 facilities for $119.5 million with expirations ranging from 2014 to 2025. Seven of these options are deemed to be bargain purchases and, consequently, these leases have been classified as capital leases contributing $73.2 million in capital lease obligations of the total $226.5 million at March 31, 2011. The Company also classifies 23 other center leases as capital leases contributing $153.3 million to the capital lease obligation at March 31, 2011.
     The Company and subsidiaries of a real estate investment trust are party to a master lease involving eleven facilities. The master lease does not impact the individual terms and conditions of the six separate operating leases and the five separate capital leases, but establishes cross default and cure provisions if one or more of the eleven individual facilities have an event of default. In addition to facility / tenant level financial, reporting and other covenants contained in the individual operating and capital leases, the master lease establishes certain Company level financial, reporting and other covenants. Pursuant to the master lease, the Company posted $11.0 million of letters of credit as security, principally representing 12 months rent under the six individual operating leases and five individual capital leases.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(7) Income Taxes
     The Company’s effective tax rate approximated 38.9% and 39.5% for the three months ended March 31, 2011 and March 31, 2010, respectively.
     Management believes the deferred tax assets at March 31, 2011 and December 31, 2010 are more likely than not to be realized. As of March 31, 2011, the Company expects to have sufficient taxable income in future periods from the reversal of existing taxable temporary differences and expected profitability such that the remaining NOL would be utilized within the carryforward period. A significant portion of the NOLs arose in fiscal 2007 and have a carryforward period of 20 years.
(8) Commitments and Contingencies
     Financial Commitments
     Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management subject to obligational authority limitations. Management regularly reviews outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.
     The Company has extended $11.0 million in working capital lines of credit to certain jointly owned and managed companies, including certain consolidated VIEs, of which $7.0 million was unused at March 31, 2011. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.
     Legal Proceedings
     The Company is a party to litigation and regulatory investigations arising in the ordinary course of business. Management does not believe the results of such litigation and regulatory investigations, even if the outcome is unfavorable, would have a material adverse effect on the results of operations, financial position or cash flows of the Company.
(9) Fair Value of Financial Instruments
     The Company places its cash and equivalents and restricted investments in marketable securities in quality financial instruments and limits the amount invested in any one institution or in any one type of instrument. The Company has not experienced any significant losses on its cash. The cash and investment balances are recorded at fair value based on quoted prices, which the Company believes qualify as a Level 1 measurement as of March 31, 2011 and December 31, 2010.
     Derivative Instruments and Hedging Activities
     The senior secured credit facility agreement and the mezzanine term loan agreement require the Company to enter into financial instruments to protect against fluctuations in interest rates for a notional amount equal to the combined outstanding principal balance of the senior secured credit facility and the mezzanine term loan such that LIBOR does not exceed 6.5%.
     These contracts are not designated for hedge accounting treatment, and therefore, the Company records the fair value (estimated unrealized gain or loss) of the agreements as an asset or liability and the change in any period as an adjustment to interest expense in the unaudited condensed consolidated statements of operations. Realized gains and losses associated with these contracts are recorded as adjustments to interest expense each reporting period. The

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
counterparties to the derivative financial instruments are major financial institutions. The Company does not use derivative financial instruments for any trading or speculative purposes.
     The Company satisfied its requirement to hedge its exposure to interest rate volatility with an interest rate cap arrangement. The interest rate cap has a notional of approximately $1.7 billion. The Company is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. Under this cap agreement, the Company receives variable interest rate payments when the one-month LIBOR rises above 3.0%. The interest rate cap agreement effectively limits the exposure to rising interest rates to 3% on approximately $1.7 billion of variable rate debt at March 31, 2011. The Company paid fees of $6.2 million at the inception of the interest rate cap agreement, which will be amortized to interest expense over the term of the agreement. The fair value of the interest rate cap agreement at March 31, 2011 is recorded as an asset of $0.2 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires on July 14, 2012. The counterparty to the interest rate swap agreement is a major institutional bank.
     The Company is exposed to credit loss, in the event of nonperformance by the counterparty to the interest rate cap agreement. As of March 31, 2011, the Company does not anticipate nonperformance by the counterparty to this agreement and no material loss would be expected from any such nonperformance.
     The Company consolidates one VIE having an interest rate cap agreement. The VIE is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. The VIE’s obligation under the interest rate cap agreement is non-recourse to the Company. The interest rate cap agreement effectively limits the exposure to rising interest rates to 7.0% on approximately $6.2 million of variable rate mortgage debt at March 31, 2011. The fair value of the VIE’s interest rate cap agreement at March 31, 2011 is recorded as an asset of $0.1 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires in July 2015. The counterparty to the interest rate swap agreement is a major institutional bank.
     The Company classifies its interest rate cap valuations within Level 2 of the valuation hierarchy.
(10) Subsequent Event
     Lease and Purchase Transactions
     Effective May 1, 2011, OpCo began to lease seven skilled nursing facilities that it previously managed. Initial annual cash base rent will be $6.3 million with an annual rent escalator of 3%. OpCo acquired the operations of one of these facilities for $3.0 million.
     Notes Receivable Settlement
     On June 10, 2011, OpCo received $8.2 million to settle an outstanding note receivable. At March 31, 2011, $2.4 million was included in other long-term assets for the note receivable. OpCo will record the $5.8 million gain as other income in the three months ended June 30, 2011.